                                                                     EXHIBIT 4.2
                     STOCK TRANSFER RESTRICTION AGREEMENT


     This Stock Transfer Restriction Agreement (this "Agreement") is made this ____ day of _________________, 1997, between Group Maintenance America Corp., a Texas corporation ("Parent") and the former holders of common stock of _______________________, a __________ corporation ("Company") listed on the signature pages hereto under the caption "Stockholders" ("Stockholders"), the spouses of the Stockholders, if applicable, and any other persons or entities who become parties to this Agreement as "Stockholders" pursuant to the terms of this Agreement.

     WHEREAS, Parent, _____________ Acquisition Corp., the Company and the holders of common stock of the Company have entered into that certain Agreement and Plan of Merger dated _____________________, 1997 ("Merger Agreement"); and

     WHEREAS, as required by the Merger Agreement, certain restrictions are to be placed on the disposition of shares of Common Stock, $.001 par value per share, of Parent ("Parent Common Stock") to be issued to the Stockholders pursuant to the Merger Agreement.

     NOW, THEREFORE, in consideration of the premises and the agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

     1.   Definitions.  For purposes hereof, the term "Stock" shall mean any
          -----------
capital stock of Parent now or at any time hereafter held of record or beneficially by any Stockholder, including, without limitation, the Parent Common Stock to be issued to the Stockholders pursuant to the Merger Agreement, and the term "Disposition" shall mean any direct or indirect transfer, assignment, gift, pledge, hypothecation, encumbrance or other disposition; provided, however, that (i) a transfer of any Stock of a Stockholder upon such Stockholder's death to his or her estate, heirs or devisees by will or the laws of descent and distribution shall not be deemed a "Disposition" if each such transferee agrees in writing to be bound by all of the provisions of this Agreement to the same extent as if such transferee were a Stockholder by execution of an Adoption Agreement in the form attached hereto as Exhibit A and
(ii) any gift of Stock by a Stockholder to such Stockholder's sibling(s) or direct lineal ascendent(s) or descendent(s) (including any adopted children) (or to a trust for the benefit of such Stockholder's sibling(s) or direct lineal ascendent(s) or descendent(s) (including any adopted children)) may, at the Company's discretion, not be deemed a "Disposition" if each such recipient of such gift agrees in writing to be bound by all of the provisions of this Agreement to the same extent as if such recipient were a Stockholder by execution of an Adoption Agreement in the form attached hereto as Exhibit A (the transfers in clause (i) above and the transfers in clause (ii) above, if permitted by the Company, shall be referred to herein as "Permitted Dispositions").

     2.   Standstill Agreement; Securities Matters.
          ----------------------------------------

          (a)  Standstill.  If Parent is engaged in an underwritten public
               ----------
offering of its securities, no Stockholder shall make any Disposition of any Stock on a securities exchange or in the over-the-counter or any other public trading market for whatever period of time Parent (upon the recommendation of its underwriters) requests by written notice given to each Stockholder; provided, however, that (i) such request shall not be for a period extending longer than that applicable to management shareholders of Parent; (ii) this
Section 2(a) shall not limit any Stockholder's right to sell Stock pursuant to any piggyback registration right that such Stockholder may have pursuant to any registration rights or similar agreement binding upon Parent; and (iii) any restrictions recommended by the underwriters are no more restrictive than those imposed on the management shareholders of Parent.

          (b)  Securities Laws. No Stockholder shall make any Disposition of any
               ---------------
time if such action would constitute (i) a violation of the registration requirements of any federal or state securities or blue sky laws, (ii) a breach of any condition to any exemption from registration of the Parent Common Stock under any such laws, or (iii) a breach of any undertaking or agreement of such Stockholder entered into pursuant to such laws or in connection with obtaining an exemption thereunder. Each Stockholder shall comply with the requirements of Rule 144 of the Securities Act of 1933. Prior to any proposed Disposition of any Stock by a Stockholder, such Stockholder shall provide to Parent an unqualified written opinion of legal counsel, which counsel and opinion (in form and substance) shall be reasonably satisfactory to Parent, to the effect that the proposed Disposition is in compliance with this Section 2(b) and that the proposed Disposition is permitted by this Agreement and any shareholder buy-sell, stock transfer restriction or other agreement to which such Stockholder is a party restricting the transferability of such Stock. Any certificate representing shares of Stock shall bear appropriate legends restricting the sale or other transfer of such Stock in accordance with applicable federal or state securities or blue sky laws and in accordance with the provisions of this Agreement.

          (c)  Limitations on Dispositions; Notices.
               ------------------------------------

               (i) Notwithstanding anything to the contrary contained herein, no Stockholder shall make any Disposition of any Stock during the period beginning on the date of this agreement and for 365 days thereafter (the "One Year Holding Period") (otherwise than pursuant to an effective registration statement). In addition to the foregoing restrictions, during the period beginning upon the expiration of the One Year Holding Period and expiring 365 days thereafter (the

"Second Holding Period"), no Stockholder may make a Disposition or Dispositions in any calendar month of a number of shares of Parent Common Stock (otherwise than pursuant to an effective registration statement) in an amount greater than 3% of the number of shares of Parent Common Stock issued to such Stockholder pursuant to the Merger Agreement or transferred to such Stockholder pursuant to a Permitted Disposition, increasing cumulatively for months in which less than 3% was sold.

          (ii) Until the later to expire of (a) 365 days following the expiration of the Second Holding Period, (b) the date on which a Stockholder ceases to be an officer or director of the Company or any of its subsidiaries, if applicable, or (c) the date on which such Stockholder ceases to hold the greater of (1) 50,000 shares of Parent Common Stock or (2) 20% of the number of shares of Parent Common Stock issued to such Stockholder pursuant to the Merger Agreement or transferred to such Stockholder pursuant to a Permitted Disposition, as adjusted for stock splits, stock dividends and the like, each Stockholder shall provide five business days' written notice to the Company, pursuant to Section 12, of any proposed Disposition or plan of Disposition.

     3.   Legend; Stop Transfer Instructions.  Parent shall place a legend on
          ----------------------------------
the reverse side of all certificates representing shares of Stock now owned or hereafter acquired by each Stockholder, or any permitted transferee to provide notice of the existence of this Agreement and its applicability to any Disposition of Stock. The legend shall be in substantially the following form:

          BY THE TERMS OF A STOCK TRANSFER RESTRICTION AGREEMENT, CERTAIN RESTRICTIONS HAVE BEEN PLACED UPON THE TRANSFERABILITY OF THE SHARES REPRESENTED BY THIS CERTIFICATE. THE COMPANY WILL FURNISH COPIES OF SUCH AGREEMENTS TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

Parent also shall place stop transfer instructions with respect to such shares of Stock in its stock transfer records for such purpose.

     4.   Breach.  Any Disposition or attempted Disposition in breach of this
          ------
Agreement shall be void and of no effect. In connection with any such voided Disposition, Parent may hold and refuse to transfer any Stock or certificate therefor tendered for transfer, in addition and without prejudice to any and all other rights and remedies which may be available to Parent.

     5.   Termination.  This Agreement shall terminate on the earlier to occur
          -----------
of (i) 5 years from the date of this Agreement or (ii) as to any Stockholder, the date on which such Stockholder owns less than 10% of the shares of Parent Common Stock issued to such Stockholder pursuant to the Merger Agreement or transferred to such Stockholder pursuant to a Permitted Disposition.

     6.   Specific Enforcement.  Each Stockholder expressly agrees that Parent
          --------------------
will be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by a Stockholder, Parent shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance, in accordance with the provisions hereof, against such Stockholder.

     7.   Governing Law; Successors and Assigns.  This Agreement shall be
          -------------------------------------
governed by the laws of the State of Texas without regard to the choice of law principles thereof and shall be binding upon the heirs, personal representatives, executors, administrators, and permitted successors and assigns of the parties.

     8.   Waivers.  No waiver of any breach or default hereunder shall be
          -------
considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

     9.   Severability.  If any provision of this Agreement shall be held to be
          ------------
illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

     10.  Captions.  Captions are for convenience only and are not deemed to be
          --------
part of this Agreement.

     11.  Counterparts.  This Agreement may be executed in two or more
          ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.  Notices.  Any notice, reply or other communication required or
          -------
permitted to be given under this Agreement must be given in writing and may be served by depositing the same in the United States mail, certified, postage prepaid, and addressed to the party or parties to be notified, or by delivering such notice in person to such party or parties. Such notice shall be effective upon receipt by the party to whom the notice is to be given. For the purposes of this Section 13, the address of Parent shall be:

               Group Maintenance America Corp.
               1800 West Loop South, Suite 1375
               Houston, Texas 77027
               Attention: President

The address of each Stockholder shall be such Stockholder's address as shown on the signature pages hereto or, in the case of a Stockholder who receives Stock in a Permitted Disposition, as shown on the Adoption Agreement executed and delivered by such Stockholder, Parent and each Stockholder shall have the right to change its, his or her address by giving at least fifteen (15) days prior written notice of the new address to the other parties to this Agreement.

          This Agreement is executed by the parties hereto and shall be effective as of the date first above written.

                              PARENT:

                              GROUP MAINTENANCE AMERICA CORP.


                              By:_________________________________
                              Name:_______________________________
                              Title:______________________________


                              STOCKHOLDERS:


                              ____________________________________
                                       ______________________

                              Address:____________________________
                                      ____________________________
                                      ____________________________

                              ____________________________________
                                    Spouse